Exhibit 99.2

CONSOLIDATED FINANCIAL STATEMENTS

Ardent Leisure US Holding, Inc.

Years ended June 28, 2022 and June 29, 2021

With Report of Independent Auditors

(in thousands, unless otherwise noted)

Report of Independent Auditors

Board of Directors

Ardent Leisure US Holding, Inc.

Opinion

We have audited the consolidated financial statements of Ardent Leisure US Holding, Inc. (the Company), which comprise the consolidated balance sheets as of June 28, 2022 and June 29, 2021, and the related consolidated statements of operations, changes in equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company at June 28, 2022 and June 29, 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free of material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

/s/ Ernst & Young LLP

Dallas, Texas

September 7, 2022

Ardent Leisure US Holding, Inc.

Consolidated Statements of Operations

(in thousands, unless otherwise noted)

	Year ended	Year ended
	June 28, 2022	June 29, 2021
Revenue from services	$289,315	$181,187
Revenue from the sale of goods	134,167	84,494
Other operating income	1,602	751
Total revenue	425,084	266,432
Cost of sales	54,983	31,414
Gross margin	370,101	235,018
Center operating payroll and benefits	123,902	84,787
Other center operating expenses	105,741	83,666
Selling, general and administrative	100,540	34,655
Depreciation and amortization	40,050	37,390
Impairment of property and equipment	-	3,631
Pre-opening costs	4,551	424
Total operating expenses	374,784	244,553
Operating loss	(4,683)	(9,535)
Interest expense, net	12,092	14,722
Loss before income tax benefit (expense)	(16,775)	(24,257)
Income tax benefit (expense)	(1,383)	(2,031)
Net loss	$(18,158)	$(26,288)

The above Consolidated Statements of Operations should be read in conjunction with the accompanying Notes.

Ardent Leisure US Holding, Inc.

Consolidated Balance Sheets

(in thousands, unless otherwise noted)

	As of	As of
	June 28, 2022	June 29, 2021
ASSETS
Current assets
Cash	$34,541	$73,282
Accounts receivable, net	3,223	590
Prepaid expenses and other current assets	5,218	3,501
Inventories	4,926	3,338
Construction related receivables	5,651	2,547
Total current assets	53,559	83,258

Securities held for sale	1,790	-
Property and equipment, net	263,398	227,435
Right of use assets, net	276,727	230,259
Goodwill	57,060	39,178
Total assets	$652,534	$580,130

LIABILITIES
Current liabilities
Accounts payable	$14,717	$7,361
Deferred revenue	14,168	8,677
Accrued expenses	97,353	37,429
Initial Term Loan and Delayed Draw, current portion	1,411	1,411
Lease liabilities, current portion	11,651	10,360
Total current liabilities	139,300	65,238

Initial Term Loan and Delayed Draw, net	132,569	132,894
Lease liabilities	314,074	264,249
Deferred tax liabilities	1,050	1,050
Total liabilities	586,993	463,431

EQUITY
Issued capital	161,224	161,224
Retained earnings	(95,683)	(44,525)
Total equity	65,541	116,699
Total liabilities and equity	$652,534	$580,130

The above Consolidated Balance Sheets should be read in conjunction with the accompanying Notes.

Ardent Leisure US Holding, Inc.

Consolidated Statements of Changes in Equity

(in thousands, except shares)

		Issued	Retained	Total
	Shares	Capital	Earnings	Equity
Balance as of June 30, 2020	330,000	$160,377	$(18,237)	$142,140
Contributions		847	-	847
Issuance of shares	1,100
Net loss for the year		-	(26,288)	(26,288)
Balance as of June 29, 2021	331,100	$161,224	$(44,525)	$116,699
Dividend distribution		-	(33,000)	(33,000)
Net loss for the year		-	(18,158)	(18,158)
Balance as of June 28, 2022	331,100	$161,224	$(95,683)	$65,541

The above Consolidated Statements of Changes in Equity should be read in conjunction with the accompanying Notes.

Ardent Leisure US Holding, Inc.

Consolidated Statements of Cash Flows

(in $ thousands)

	Year Ended	Year Ended
	June 28, 2022	June 29, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(18,158)	$(26,288)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	40,050	37,390
(Gain) Loss on disposal of assets	301	66
ROU assets - non cash expense	11,930	10,718
Amortization of Original Issue Discount and deferred financing costs	1,085	1,176
Deferred taxes	-	1,700
Impairment	-	3,631
Changes in assets and liabilities:
Accounts receivable	(5,737)	(1,863)
Prepaid expenses and other current assets	(1,339)	(784)
Inventories	(1,391)	109
Accounts payable	7,349	(3,634)
Deferred revenue	4,944	1,452
Accrued expenses	56,077	19,808
Derivatives	(377)	(403)
Lease liabilities, net of assets	(7,283)	(11,497)
Cash provided by (used in) operating activities	87,451	31,581
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(68,551)	(21,128)
Acquisition of The Summit, net of cash acquired	(21,440)	-
Investment in securities and other	(1,790)	37
Cash used in investing activities	(91,781)	(21,091)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt facility	15,000	10,000
Debt facility payments	(16,411)	(36,598)
Equity (distributions) and contributions	(33,000)	846
Cash provided by (used in) financing activities	(34,411)	(25,752)
Increase/(Decrease) in cash and cash equivalents	(38,741)	(15,262)
Cash and cash equivalents, beginning of period	73,282	88,544
Cash and cash equivalents, end of period	$34,541	$73,282
Supplemental Cash Flow Disclosures:
Cash paid for income taxes	$1,006	$854
Cash paid for interest	12,369	9,789
Significant noncash activities:
Purchase and sale-leaseback of The Summit Real Estate Properties	$50,198	$-

The above Consolidated Statements of Cash Flows should be read in conjunction with the accompanying Notes.

Ardent Leisure US Holding, Inc.

Notes to Consolidated Financial Statements

(in thousands, unless otherwise noted)

Note 1: Corporate Information and Basis of Consolidation

The Company operates on the basis of a 52 or 53-week fiscal period, which ends on the last Tuesday in June each year. Fiscal year 2022 is a 52-week period that began on June 30, 2021 and ended on June 28, 2022. Fiscal year 2021 is a 52-week period that began on July 1, 2020 and ended on June 29, 2021.

Until the Acquisition (See Note 2), Ardent Leisure US Holding, Inc. (“ALUSH” or “the Company”) was a subsidiary of Ardent Leisure Group Ltd (“Ardent”), a publicly traded leisure and entertainment company based in Australia, which held a 75.8% ownership interest in ALUSH and RedBird Capital Partners (“RedBird”), a US-based private investment firm, held a 24.2% ownership interest in ALUSH. ME HoldCo, Inc. (“Main Event”) is a wholly owned subsidiary of ALUSH.

Main Event is a for-profit entity whose principal activity is to invest in and operate leisure family entertainment centers solely in the United States of America and comprises 51 Main Event sites in Texas, Arizona, Colorado, Georgia, Illinois, Kentucky, Missouri, New Mexico, Ohio, Oklahoma, Kansas, Florida, Tennessee, Maryland, Delaware and Louisiana. During the current fiscal year, Main Event opened new sites located in Chesterfield, MO; Huntsville, A; Waco, TX; and Tomball, TX.

The consolidated financial statements comprise of the financial statements of the Company and its wholly owned subsidiary, ME Holdco (“Main Event”).

Note 2: Acquisition by Dave and Buster’s Entertainment, Inc.

On June 29, 2022, Dave & Buster’s Entertainment, Inc. (“D&B”) completed its previously announced acquisition (the “Acquisition”) of 100% of the equity interests of ALUSH pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated April 6, 2022, by and among D&B, ALUSH Delta Bravo MergerSub, Inc. D&B’s wholly-owned subsidiary formed for the purpose of completing the transactions set forth in the Merger Agreement. Cash consideration paid to ALUSH was $857 million, which included adjustments for cash on hand, payment of $14.0 million of ALUSH transaction expenses, amounts due under the LTI Plan (See Note 9), payment of $137.8 million settling the entire outstanding ALUSH indebtedness and other acquisition adjustments.

As a result of the Acquisition, the provisions under the Company’s existing LTI Plan related to change in control payments were triggered, resulting in selling, general and administrative expense totaling $58.2 million. $56.3 million was settled on June 29, 2022 upon closing of the Acquisition.

Note 3: Acquisition of The Summit

On March 2, 2022, the Company acquired three family entertainment centers in Colorado operating as The Summit (“The Summit”). Consideration to the seller included $75.4 million in cash consideration, of which ALUSH paid $21.4 million with $3.8 million to be paid in the future, pending normal closing conditions and a third party paying the remaining $50.2 million to acquire the land and real property (referred to as ‘Real estate properties’ in the table below) of The Summit which was contemporaneously leased back to Main Event. The acquisition is expected to expand Main Event’s operations into the Denver and Colorado Springs markets. The Summit Acquisition was made at a price above the determined fair value of the acquired identifiable net assets, resulting in goodwill, primarily due to expectations of synergies in marketing and other operating experience from the workforce in place. None of the goodwill recorded from this business combination is expected to be tax deductible.

The Summit Acquisition has been accounted for using the acquisition method of accounting, with assets acquired and liabilities assumed recorded at fair value. The results of The Summit have been included in the accompanying financial statements from March 2, 2022, the date of acquisition, through June 28, 2022. Acquisition transaction costs totaling approximately $0.5 million were recorded in transaction expenses as incurred.

Ardent Leisure US Holding, Inc.

Notes to Consolidated Financial Statements

(in thousands, unless otherwise noted)

The components of the purchase price and net assets acquired are as follows:

Purchase price
Cash paid by ALUSH	$21,481
Cash paid by third party	50,198
Total cash paid	71,679
Future cash to be paid by ALUSH	3,750
Total consideration	$75,429

Net assets acquired
Cash acquired	$40
Inventory	196
Property and equipment	7,763
Real estate properties	50,198
Goodwill	17,884
Accrued liabilities	(652)
$75,429

The preliminary allocation of the purchase price for the acquisition of The Summit was based on estimates of the fair value of the net assets acquired and are subject to adjustment upon finalization. Measurements of acquired assets and assumed liabilities inherently require significant estimates and assumptions, including the following valuation methods, approaches and assumptions.

The following acquired assets were each valued separately using valuation approaches most appropriate for each specific asset.

	Valuation Method	Approach	Estimated Useful Lives
Personal property	Replacement Cost	Cost	3 – 10 years
Real estate properties	Direct Capitalization	Income	15 years

The Replacement Cost Method measures the fair value based on the estimated costs that would be required to build an exact duplicate of the facilities using the same development processes used historically. This was derived by applying the indirect cost method which leveraged key inputs and assumptions based on applying asset specific trend information, an estimate for physical depreciation utilizing an age/life methodology and estimates for obsolescence.

The Direct Capitalization Method measures the fair value based on a single year's stabilized net operating income by dividing the income by a capitalization rate. The rate chosen includes a provision for recapture of the investment and reflects all factors that influence the value of the property. The key assumptions and inputs include current market rentals, vacancies, operating expenses and capitalization rate.

Note 4: Basis of Presentation and Summary of Significant Accounting Policies

The consolidated financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States (U.S. GAAP) as issued by the Financial Accounting Standards Board (FASB).

Ardent Leisure US Holding, Inc.

Notes to Consolidated Financial Statements

(in thousands, unless otherwise noted)

The amounts in the consolidated financial statements are presented in United States dollars and have been rounded to the nearest thousand dollars, unless otherwise indicated.

The Company does not have any components of other comprehensive income recorded within its consolidated financial statements, and, therefore, does not separately present statements of comprehensive income in its consolidated financial statements.

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make judgements, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and the accompanying disclosures. Uncertainty about these assumptions and estimates could result in outcomes that require a material adjustment to the carrying amount of assets or liabilities affected in future periods. Those which management considers to have the most significant effect on the amounts recognized in the consolidated financial statements have been discussed in the consolidated financial statement line items.

The Company based its assumptions and estimates on parameters available when the consolidated financial statements were prepared. Existing circumstances and assumptions about future developments, however, may change due to market changes or circumstances arising that are beyond the control of management. Such changes are reflected in the assumptions when they occur.

Recently adopted accounting guidance

In March 2020, the FASB issued Accounting Standards Update (ASU) 2020-04, "Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting." In January 2021, the FASB issued ASU 2021-01, "Reference Rate Reform (Topic 848): Scope." The amendments were effective upon issuance and provide optional expedients and exceptions for applying generally accepted accounting principles (GAAP) to contracts, hedging relationships and other transactions affected by reference rate reform if certain criteria are met. We have completed our evaluation of significant contracts. The guidance has not had, and is not expected to have, a material impact on the Company's Consolidated Financial Statements.

Recent Accounting Pronouncements–

In June 2016, the FASB issued ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. This guidance will replace the incurred loss impairment methodology under current GAAP with a methodology that reflects expected credit losses and requires consideration of a broader range of reasonable and supportable information to inform credit loss estimates. The Company will be required to use a forward-looking expected credit loss model for accounts receivables, loans, and other financial instruments. The ASU is effective for fiscal years beginning after December 15, 2022. Early adoption is permitted. The Company does not expect ASU 2016-13 to have a material effect on its financial statements.

In November 2021, the FASB issued ASU 2021-10, "Government Assistance (Topic 832): Disclosures by Business Entities about Government Assistance". This guidance requires annual disclosures for transactions with a government authority that are accounted for by applying a grant or contribution model. These amendments are effective for annual periods beginning after December 15, 2021, with early adoption permitted. We are currently assessing the impact of this guidance and do not expect a material impact at this time.

No other new accounting pronouncements issued or effective during the fiscal year or in future years had, or are expected to have, a material impact on our Consolidated Financial Statements.

Cash - Cash includes cash on hand, deposits held at call with financial institutions, other short term, highly liquid investments with original maturities of three months or less at date of purchase that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value, and bank overdrafts. The Company did not have any restricted cash at June 28, 2022 or June 29, 2021.

Ardent Leisure US Holding, Inc.

Notes to Consolidated Financial Statements

(in thousands, unless otherwise noted)

Accounts receivable, net - Accounts receivable is stated at net realizable value and recorded at invoice amounts and do not bear interest. Receivables are presented as current assets unless collection is not expected for more than twelve months after the reporting date. The collectability of receivables is reviewed on an ongoing basis. Receivables which are known to be uncollectible are written off in the period in which they are identified.

Bad debt expense of $0.3 million and $0.2 million was recorded during the 2022 and 2021 fiscal years, respectively. The associated accounts receivable balances were written off during the same period when bad debt expense was recorded.

Inventories - Inventories are valued at the lower of cost or net realizable value using the first-in, first-out (FIFO) method. The cost of food, beverages, prizes and other inventories are determined by purchase price. Inventory write-downs of $0 million and $0.2 million were recorded during the 2022 and 2021 fiscal years, respectively.

Construction related receivables - Construction related receivables relate to the Company’s third-party developer financed entertainment centers. Under these arrangements, the third-party developer purchases the land where the center is built and reimburses the Company for costs incurred to construct the center. Third-party developer financing agreements set out agreed upon construction timetables, estimated costs and other key terms. During the construction phase, the third-party developer controls the underlying assets and upon completion of construction, control is transferred from the landlord to the Company.

At June 28, 2022, the Company had a construction related receivables balance of $5.7 million. In the current year, the Company paid $22.3 million for costs incurred to construct its developer financed centers on behalf of its landlords and received $19.2 million in reimbursements from its landlords. In the prior year, the Company paid $3.6 million for costs incurred to construct its developer financed centers on behalf of the landlords and received $1.8 million in reimbursements from its landlords.

At June 28, 2022, the Company had outstanding developer financing arrangements for three centers, all of which were still under construction as of the balance sheet date.

Property and equipment - Property and equipment are stated at cost. Expenditures for major remodels and betterments are capitalized, while minor replacements and maintenance and repairs are charged to operations as incurred. Software is either externally purchased or internally developed. Internal and external costs that are directly attributable to the development, testing and validation of internal use software are capitalized. When assets are disposed of, the related cost and accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in operations. Depreciation is calculated using the straight-line method to allocate their cost, net of their residual values over their estimated useful lives. Certain lease renewal option periods are included in determining the useful lives of leasehold improvements to the extent that it is reasonably certain that those option periods are exercised. Estimated depreciable lives for property and equipment are as follows (in years):

Leasehold improvements	Shorter of useful life or term of lease of the related assets
Furniture, fixtures and equipment	3 - 20 years
Games	5 - 8 years
Software	5 years
Other	8 years

Ardent Leisure US Holding, Inc.

Notes to Consolidated Financial Statements

(in thousands, unless otherwise noted)

Asset residual values and useful lives are reviewed and adjusted if appropriate at each reporting date. An asset’s carrying amount is written down to its recoverable amount if the asset’s carrying amount is greater than its estimated recoverable amount. Gains and losses on disposals are determined by comparing proceeds with carrying amounts and are included in the Consolidated Statement of Operations.

The Company reviews its property and equipment and related ROU assets for indicators of impairment on an ongoing basis at the lowest level of cash flows available, which is on a center-by-center basis, to assess if the carrying amount may not be recoverable. Such events or changes may include a significant change in the business climate in a particular market area (for example, due to economic downturn or natural disaster), historical negative cash flows or plans to dispose of or sell the property and equipment before the end of its previously estimated useful life. If an event or change in circumstances occurs, the Company estimates the future cash flows expected to result from the use of the property and equipment and its eventual disposition. If the sum of the expected future cash flows, undiscounted and without interest, is less than the asset carrying amount (an indication that the carrying amount may not be recoverable), the Company must recognize an impairment charge for the excess of the carrying amount over the asset’s fair value. The Company estimates the fair value of a center’s property and equipment and related ROU assets by discounting the expected future cash flows of the center over its remaining lease term using a weighted average cost of capital commensurate with the inherent risk. The Company also considers current expected market rental rates for centers when determining if impairment exists. During the 2022 fiscal year, no impairment charges were recorded. During the 2021 fiscal year, an impairment charge of $3.6 million was recorded in relation to its center in Orlando, FL.

Fair value of financial instruments – The Company records assets in accordance with ASC 820 Fair Value Measurement, which defines fair value as the price that would be received to sell an asset in an orderly transaction between market participants. This standard requires that the valuation take account of the benefits attainable under the highest and best use, provided that any alternate uses are physically possible, legally permissible and financially feasible.

ASC 820 Fair Value Measurement requires disclosure of fair value measurements by level of the following fair value measurement hierarchy:

(a)	Quoted prices (unadjusted) in active markets for identical assets or liabilities (level 1);

(b)	Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly or indirectly (level 2); and

(c)	Inputs for the asset or liability that are not based on observable market data (unobservable inputs) (level 3).

The carrying amounts of current assets and liabilities, exclusive of short-term borrowings, in the consolidated financial statements approximate their fair values because of the relatively short period of time between the origination of these financial instruments and their expected realization. The Company measures the fair value of short-term and long-term borrowings and interest rate swaps and caps using valuation techniques that maximize the use of observable market data where it is available (level 2). Certain nonfinancial assets, such as long-lived assets (level 3), are measured at fair value on a nonrecurring basis in connection with its periodic evaluations of such assets for potential impairment. Additionally, long-term incentive awards (level 3) are measured at fair value based on market (non-vesting) conditions.

Goodwill – Goodwill is evaluated at the level of the Company’s single operating segment, which also represents the Company’s sole reporting unit. Goodwill is not subject to amortization and is evaluated for impairment annually or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value below carrying amount. Such events or circumstances generally include the occurrence of operating losses or a significant decline in earnings. The Company is permitted to first assess qualitative factors to determine whether the quantitative goodwill impairment test is necessary. If the qualitative assessment results in a determination that the fair value is more likely than not less than carrying amount, the Company performs a quantitative goodwill impairment test. The Company may bypass the qualitative assessment in any period and proceed directly to the goodwill impairment test. The Company estimates fair value by using forecasts of discounted future cash flows and peer market multiples. The Company would record an impairment charge based on the excess of the carrying amount over fair value (limited to the amount of goodwill). The Company determined that no impairments existed in the 2022 and 2021 fiscal years.

Ardent Leisure US Holding, Inc.

Notes to Consolidated Financial Statements

(in thousands, unless otherwise noted)

The recorded goodwill was $39,178 at June 30, 2020 and June 29, 2021. The balance of $57,060 at June 28, 2022 reflects an increase of $17,884 from the Summit acquisition described in Note 3.

Derivatives – Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured to their fair value at each reporting date. The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument if hedging criteria are met, and if so, the nature of the item being hedged.

The fair value of derivatives is classified as a non-current asset or liability when the remaining maturity is more than 12 months. They are classified as current assets or liabilities when the remaining maturity of the hedged item is less than 12 months.

The fair value of interest rate caps is calculated as the present value of the estimated future cash flows based on observable yield curves (level 2 input). The fair value of the Company’s interest rate cap was $0.4 million at June 28, 2022. The Company had no interest rate swaps outstanding at June 29, 2021.

The Company had an interest rate cap agreement in place under which it could limit its interest on a notional amount of $70 million. This notional principal amount reduced to $40.0 million in April 2022 and was terminated in conjunction with the Acquisition. The fair value of the interest rate cap was $400 thousand and $21.8 thousand at June 28, 2022 and June 29, 2021, respectively. The Company did not elect to use hedge accounting for the interest rate swap and cap agreements. Consequently, the changes in fair value of the swap and cap were recorded in the Consolidated Statements of Operations.

Debt issuance costs - The Company capitalizes certain costs incurred in connection with the establishment of credit facilities, and these costs are amortized as interest expense over the life of the related debt facility.

Preferred Equity - The Company received $80.0 million preferred equity investment for 80,000 preferred shares with a par value of $1,000 per share from RedBird in June 2020 with a 10% cumulative preferred coupon also participating as-if-converted in common equity dividends and an option for RedBird to acquire an additional 26.8% interest at a future date. The preferred shares were convertible into common equity based on certain exit conditions, including a change in control of the Company. In addition, the shares were potentially redeemable in cash at a redemption value based on the initial investment plus any unpaid dividends, times 138%, five years from the initial issuance if certain conditions were met. The preferred shares held liquidation rights preferable to the common equity-holders. This investment has been accounted for as permanent equity with no bifurcation of the option feature and no income statement recognition of the 10% preferred coupon. Accumulated dividends as of June 28, 2022 were $13.0 million.

Revenue recognition – Revenue from the sale of goods is recognized when payment is tendered at the point of sale as the performance obligation has been satisfied. Revenue from services is primarily recognized upon the utilization of game play credits on FUNcards purchased and used by customers to activate video and redemption games. Redemption games allow customers to earn points, which may be redeemed for prizes in the Winners Choice area. The Company has deferred a portion of revenue from services for the estimated unfulfilled performance obligations based on an estimated rate of future use by customers of unused game play credits and the material right provided to customers to redeem points in the future for prizes. The Company estimates the amount of deferred revenue based upon credits and points remaining on FUNcards, historic game play credit and point utilization patterns.

Ardent Leisure US Holding, Inc.

Notes to Consolidated Financial Statements

(in thousands, unless otherwise noted)

Total deferred revenue from services is included in “Deferred revenue” in the Consolidated Balance Sheets. During the fiscal years ended June 28, 2022 and June 29, 2021, respectively, the Company recognized revenue of approximately $2.9 million and $4.2 million related to the amounts in deferred revenue from services.

The Company sells gift cards, which do not have expiration dates, and the Company does not deduct non-usage fees from outstanding gift card balances. The Company recognizes revenue from gift cards upon redemption by the customer. The contract liability related to gift cards is included in “Deferred revenue” in the Consolidated Balance Sheets.

Revenues are reported net of sales-related taxes collected from customers to be remitted to governmental taxing authorities. Sales tax collected is included in “Accrued expenses” until the taxes are remitted to the appropriate taxing authorities.

Wages, salaries and annual leave - Paid time off is accrued based on years of service for salaried employees and a combination of average weekly hours worked and years of service for hourly employees. Once an employee’s paid time off is exhausted, he or she is not eligible for additional paid time off until his or her next anniversary date.

Long-term incentive plan – The Company’s long-term incentive plan as modified in January 2021, was classified as a cash-settled share-based payment award, and was measured at the fair value of the liability on the grant date. Market (non-vesting) conditions are considered when estimating the fair value of the award. At each reporting period, as well as the settlement date, the fair value of the liability is remeasured. The final remeasurement of the award on the settlement date equals the ultimate cash payment made to the employee.

The fair value of a cash-settled share-based payment award is recognized ratably as compensation expense over the vesting period. The liability recognized at each balance sheet date is based on the fair value of the award, times the number of awards expected to vest, times the portion of the recognition period which has elapsed for each tranche. Any changes in the fair value of the liability or the number of awards expected to vest is recognized by adjusting compensation expense in the period of the change.

Advertising costs - Advertising production costs are expensed in the period when the advertising first takes place. Other advertising costs are expensed as incurred. The Company recognized $15.3 million and $11.3 million in advertising costs during the 2022 and 2021 fiscal years, respectively. Advertising costs are included in “Selling, general and administrative” in the Consolidated Statements of Operations.

Leases - The Company’s material operating leases consist of building leases at our centers and a corporate office. Operating leases also include certain equipment leases that have a term in excess of one year. At contract inception, it is determined whether a contract is, or contains, a lease by determining whether it conveys the right to control the use of the identified asset for a period of time. The Company recognizes a lease liability representing the present value of lease payments not yet paid and a corresponding ROU asset as of the lease commencement date. Operating lease ROU assets are initially and subsequently measured throughout the lease term at the carrying amount of the lease liability adjusted for lease incentives, initial direct costs, prepayments or accrued lease payments and impairment of ROU assets, if any. Lease classification is assessed at commencement and reassessed subsequent to commencement upon a change to the expected lease term or modification of the contract. The Company’s lease contracts generally do not provide a readily determinable implicit rate, and therefore, the Company uses an incremental borrowing rate as of the commencement date in determining the present value of lease payments. The Company periodically engages a third-party entity to perform an analysis of its incremental borrowing rate. The third party uses the Company’s term loan credit rating and considers the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term and in a similar economic environment as a basis for its assessment.

Ardent Leisure US Holding, Inc.

Notes to Consolidated Financial Statements

(in thousands, unless otherwise noted)

Building leases typically have initial terms ranging from 10 to 20 years and most include options to extend the leases for one or more five-year periods. Generally, the lease term includes the noncancelable period of the lease inclusive of reasonably certain renewal periods up to a term of twenty years. The Company’s lease agreements generally contain rent holidays and/or escalating rent clauses. Lease expense is recognized on a straight-line basis over the lease term. The Company elected a short-term lease exception policy and an accounting policy to not separate non-lease components, primarily common area maintenance, from lease components for new and modified leases. Building lease agreements do not contain any material residual value guarantees or material restrictive covenants.

Lease incentives used to fund leasehold improvements are recognized when earned and, upon lease commencement, reduce both the ROU asset and lease liability related to the lease. Lease incentives are amortized through the ROU asset as reductions of expense over the lease term. The balance of leasehold improvement incentive receivables was $5.7 million and $5.8 million at June 28, 2022 and June 29, 2021, respectively, and is reflected as a reduction of the current portion of operating lease liabilities.

Self-insurance programs — The Company utilizes a self-insurance plan for health coverage. To limit exposure to losses, the Company maintains stop-loss coverage through third-party insurers. Losses are accrued based on the Company’s historical claims experience and case losses, assisted by independent third-party actuaries. The estimated cost to settle reported claims and incurred but unreported claims is included in “Accrued expenses” in the Consolidated Balance Sheet.

Income taxes - Deferred tax assets and liabilities are recognized based upon anticipated future tax consequences attributable to differences between the financial statement carrying value of assets and liabilities and their respective tax basis. Deferred tax assets and liabilities are measured using current enacted tax rates expected to apply to taxable income in the years in which the Company expects the temporary differences to reverse. The effect of a change in tax rates on deferred taxes is recognized in income in the period that includes the enactment date. The Company routinely evaluates the likelihood of realizing the benefit of deferred tax assets and may record a valuation allowance if, based on all available evidence, it is determined that it is more likely than not that some portion of the tax benefit will not be realized. Based on available positive and negative evidence, including past operating results, estimates of future income, future reversals of existing taxable temporary differences and tax planning strategies, the Company determined that it is not more-likely-than-not that it will realize its deferred tax assets in future periods and therefore, a valuation allowance has been established. Accordingly, the Company recorded a valuation allowance of $17.2 million and $12.1 million on the net deferred tax asset for the years ended June 28, 2022 and June 29, 2021, respectively. The Company will continue to weigh all available positive and negative evidence in future periods and, in the event that facts and circumstances change, the Company may reverse the valuation allowance in future periods which would increase reported net income in the relevant period.

The calculation of tax liabilities involves judgment and evaluation of uncertainties in the interpretation of federal and state tax regulations. The Company evaluates its exposure associated with its various tax filing positions and recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the position will be sustained on examination by the taxing authorities based on the technical merits of the position. For uncertain tax positions that do not meet this threshold, the Company has established accruals for taxes that may become payable in future years as a result of audits by tax authorities. Tax accruals are adjusted as events occur that affect the potential liability for taxes such as the expiration of statutes of limitations, conclusion of tax audits, identification of additional exposure based on current calculations, identification of new issues, or the issuance of statutory or administrative guidance or rendering of a court decision affecting a certain issue.

Ardent Leisure US Holding, Inc.

Notes to Consolidated Financial Statements

(in thousands, unless otherwise noted)

Note 5: Property and Equipment

	As of	As of
	June 28, 2022	June 29, 2021
Leasehold improvements	$193,448	$170,899
Furniture, fixtures and equipment	205,991	182,153
Games	94,118	82,443
Other	989	1,087
Construction in progress	20,726	10,728
Software	30,970	23,667
Total cost	546,242	470,977
Accumulated depreciation and amortization	(259,173)	(219,222)
Impairment	(23,671)	(24,320)
Property and equipment, net	$263,398	$227,435

Depreciation and amortization expense totaled $40.1 million and $37.4 million for the 2022 and 2021 fiscal years, respectively.

Note 6: Accrued Expenses

	As of	As of
	June 28, 2022	June 29, 2021
Employee related	$74,707	$20,941
Property taxes	5,038	4,469
Site closure costs	487	1,345
State taxes	2,469	2,162
Construction	2,200	2,744
Legal, tax and audit fees	792	639
Insurance related	811	350
Utility related	995	575
Interest	828	2,594
Other	5,276	1,610
Summit Holdback	3,750	-
Total accrued expenses	$97,353	$37,429

Note 7: Interest Bearing Liabilities

Borrowings are carried at amortized cost. Interest bearing liabilities are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the end of the reporting period.

Ardent Leisure US Holding, Inc.

Notes to Consolidated Financial Statements

(in thousands, unless otherwise noted)

The Company’s interest-bearing liabilities as of the balance sheet dates are as follows:

	As of	As of
	June 28, 2022	June 29, 2021
Current:
Initial Term Loan	$1,261	$1,261
Delayed Draw	150	150
Total current	1,411	1,411
Non-current:
Initial Term Loan	121,009	122,269
Delayed Draw	14,488	14,638
Revolving Credit Facility	-	-
Less: OID and deferred financing costs	(2,928)	(4,013)
Total non-current	132,569	132,894
Total interest bearing liabilities	$133,980	$134,305

On April 4, 2019, Main Event entered into a $200 million credit facility comprised of a $125 million draw term loan (“Initial Term Loan”) and a $75 million delayed draw term loan (“Delayed Draw”), as well as a $25 million revolving credit facility (“Revolving Credit Facility”) (collectively, the “Facility”). The Initial Term Loan and Delayed Draw were paid off as part of the Acquisition, were originally set to mature on April 4, 2025 and carried a variable interest rate of LIBOR plus 650 basis points. On undrawn amounts, the Delayed Draw was subject to a commitment fee equal to 50% of the drawn margin only. The Revolving Credit Facility carried a variable interest rate of LIBOR plus 650 basis points and was subject to a commitment fee of 0.375% on the amount still available for use.

The proceeds of the Initial Term Loan were used to pay amounts due on notes payable by Main Event to ALUSH. The intended use of the Delayed Draw was to fund capital expenditures related to new center growth and maintenance of existing centers. In April 2020, however, the Company entered into an amendment to the credit facility whereby $60 million of undrawn capacity was cancelled and the remainder was used to meet the Company’s immediate working capital needs. The Revolving Credit Facility was being used to finance the Company’s working capital needs and other general corporate purposes.

The terms of the credit facility imposed a net leverage covenant on Main Event, equal to the ratio of net debt to EBITDA adjusted for unrealized and certain non-cash and other one-off items (adjusted EBITDA) as well as a minimum cash holding requirement. Due to the impact of the COVID-19 pandemic, the lender provided covenant waivers for the three quarters ending March 2021. The Company was in compliance with its debt covenants as of June 28, 2022.

The Facility was secured by Main Event’s assets, as well as cash flows generated by its entertainment centers. The Company incurred $12.1 million and $14.7 million of interest expense and commitment fees related to the Facility for the years ended June 28, 2022 and June 29, 2021, respectively. The effective interest rate of the Facility, inclusive of the impact of the interest rate swap and cap, was 7.50% and 7.56% at June 28, 2022 and June 29, 2021.

Principal maturities of debt obligations as of June 28, 2022 (prior to repayment as part of the Acquisition), were as follows:

2023	$1,411
2024	1,411
2025	134,086
$136,908

Ardent Leisure US Holding, Inc.

Notes to Consolidated Financial Statements

(in thousands, unless otherwise noted)

Note 8: Leases

The components of lease expense, including variable lease costs primarily consisting of common area maintenance charges, are as follows:

	For the Year Ended	For the Year Ended
	June 28, 2022	June 29, 2021
Operating lease expense	$41,464	$36,326
Variable lease expense	2,119	1,934
Short-term lease expense	255	72
Total lease expense	$43,837	$38,332

Operating lease expense and variable lease expense are recognized as part of ‘Other center operating expenses’ on the Statement of Operations.

Supplemental disclosures of cash flow information related to leases were as follows for the current and previous fiscal year:

	For the Year Ended	For the Year Ended
	June 28, 2022	June 29, 2021
Cash paid for operating lease liabilities	$33,828	$31,249
ROU assets obtained in exchange for new operating lease liabilities	$54,641	$13,625
Weighted average remaining lease term (in years)	13.6	13.1
Weighted average incremental borrowing rate	9.45%	9.62%

Maturities of operating lease liabilities were as follows as of June 28, 2022:

FY 2023	$43,192
FY 2024	43,611
FY 2025	44,062
FY 2026	44,076
FY 2027	44,312
Thereafter	370,337
Total future operating lease liability	$589,590
Less: amount representing Interest	(263,865)
Present value of operating lease liabilities	$325,725

Following the Main Event center closures in 2020 due to the COVID-19 pandemic, the Company deferred its lease payments for April, May, and June 2020 on all of its leased locations in order to preserve its liquidity. In accordance with a Staff Q&A issued by the FASB in April 2020, COVID-19 related lease abatements and deferrals that do not result in substantial change in the Company’s lease obligations are accounted for as if no changes were made to the lease contracts. Deferred lease obligations include rent, real estate taxes, insurance, common area maintenance and utilities. Lease abatements were immaterial for the period. As of June 28, 2022 and June 29, 2021, the Company’s remaining deferred lease obligations totaled $0.2 million and $4.4 million, respectively.

Ardent Leisure US Holding, Inc.

Notes to Consolidated Financial Statements

(in thousands, unless otherwise noted)

Note 9: Long-Term Incentive Plan

The long-term incentive plan (“LTI Plan”), as modified in January 2021, provided employees with a one-time grant to earn a cash-settled shared-based payment award based on the future appreciation in the enterprise value (fair value) of Main Event above a threshold hurdle. The threshold hurdle is the cumulative and annually compounded application of a 10% hurdle rate to a grant date valuation of Main Event.

The vested entitlement under the LTI Plan accumulated over a period of five years, in five annual increments of 20% commencing from the first anniversary of the grant date. Unvested LTI awards immediately vested upon the closing of the Acquisition, upon which $56.3 million was paid to participants.

If an LTI Plan participant remained employed, the vested portion of the LTI award was to be paid out upon a change of control (as defined) or the seventh anniversary of the LTI award grant date. If a participant’s employment terminated by reason of resignation that could not otherwise have been terminated for cause, all unvested portions of the LTI award were forfeited and the participant retained the right to receive payment on the vested portion of the LTI award. If a participant’s employment was terminated for cause, or if a participant resigned from employment at a time when his or her employment could have been otherwise terminated for cause, all vested and unvested portions of the LTI award were forfeited immediately upon termination. For the years ended June 28, 2022 and June 29, 2021, the Company recorded $58.2 million and $1.8 million of compensation expense, respectively. No amount was paid out in fiscal period 2022 or 2021. The outstanding balance of the LTI Plan at June 28, 2022 was $60.3 million and is included in “Accrued expense” in the Consolidated Balance Sheet.

Note 10: Employee Benefit Plan

The Company sponsors a plan to provide retirement benefits for all employees under the provisions of Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). The Company provides for a guaranteed matching of 50% of employee contributions, up to a maximum of 6% of eligible employee compensation, as defined by the 401(k) Plan. Benefits under the 401(k) Plan are limited to the assets of the 401(k) Plan. Expenses related to the Company’s contributions to the 401(k) Plan were $0.5 and 0.4 million in fiscal years 2022 and 2021, respectively.

Note 11: Commitments and Contingencies

The Company is subject to private lawsuits, legal or administrative proceedings and claims that arise in the ordinary course of business. A number of these lawsuits, proceedings and claims may exist at any given time. These matters typically involve claims from guests, employees and others related to operational issues common to the industry. The Company does not believe that the outcome of any of these matters, individually or in the aggregate, will have a material effect on its financial statements. The Company records accruals for outstanding legal matters when it believes it is probable that a loss will be incurred and the amount can be reasonably estimated. The Company evaluates developments in legal matters that could affect the amount of any accrual and developments that would make a loss contingency both probable and reasonably estimable. If a loss contingency is not both probable and estimable, the Company does not establish an accrued lability. Legal costs related to such claims are expensed as incurred.

Ardent Leisure US Holding, Inc.

Notes to Consolidated Financial Statements

(in thousands, unless otherwise noted)

Note 12: Other Center Operating Expenses

	For the Year Ended	For the Year Ended
	June 28, 2022	June 29, 2021
Lease expense (1)	$42,119	$37,807
Other property costs	9,143	9,487
Repairs and maintenance	11,902	7,971
Consumables	11,305	7,091
Utilities	8,120	6,365
Merchant fees	9,365	4,164
Site closure	-	265
IT support	4,481	3,584
Insurance	4,354	2,626
Telecommunications	2,086	2,012
Licenses, permits and fees	1,219	1,072
Other	1,699	1,222
Other center operating expenses	$105,793	$83,666

(1) Excludes lease expense on corporate office

Note 13: Income Taxes

The provision for income taxes for the years ended June 28, 2022 and June 29, 2021, respectively consisted of the following components:

	For the Year	For the Year
	Ended	Ended
	June 28, 2022	June 29, 2021
Current:
Federal	$20	$-
State	1,363	331
Total current expense/(benefit)	1,383	331

Deferred tax:
Federal	-	$1,484
State	-	216
Total deferred expense/(benefit)	-	1,700
Total income tax expense/(benefit)	$1,383	$2,031

Ardent Leisure US Holding, Inc.

Notes to Consolidated Financial Statements

(in thousands, unless otherwise noted)

The following is a reconciliation of income tax expense at the federal statutory rate to the total income tax expense reflected in the Consolidated Statements of Operations for the years ended June 28, 2022 and June 29, 2021, respectively:

	For the Year	For the Year
	Ended	Ended
	June 28, 2022	June 29, 2021
Federal income tax benefit at statutory rate of 21%	$(3,523)	$(5,094)
State income tax expense (benefit) net of federal income tax benefits	(452)	63
Valuation allowance	5,196	6,721
Nondeductible expenses	857	134
Other	(695)	207
Income tax expense/(benefit)	$1,383	$2,031

Deferred income taxes reflect the net tax effect of (a) temporary differences between the carrying amounts of assets and liabilities for the financial reporting purposes and the amounts used for income tax reporting purposes and (b) operating loss carryforwards.

The components of deferred income taxes as of June 28, 2022 and June 29, 2021, respectively were as follows:

	As of	As of
	June 28, 2022	June 29, 2021
Deferred tax assets attributed to:
Lease liability	$76,042	$64,415
Deferred interest expense	61	518
Deferred expenses	41	1,330
Tax credits	2,957	2,535
Federal and state NOLs	15,395	21,770
Other deferred tax assets	19,511	5,222
Total deferred tax assets	114,007	95,790
Less: Valuation allowance	(17,245)	(12,120)
Net deferred tax assets	96,762	83,670

Deferred tax liabilities attributed to:
Property and equipment	(32,305)	(30,176)
ROU asset	(65,207)	(54,068)
Other deferred tax liabilities	(301)	(476)
Total deferred tax liabilities	(97,813)	(84,720)
Total deferred taxes	$(1,050)	$(1,050)

The Company applies ASC 740, Income Taxes, which addresses the determination of whether tax benefits claimed, or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC 740 also provides guidance on derecognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures.

Ardent Leisure US Holding, Inc.

Notes to Consolidated Financial Statements

(in thousands, unless otherwise noted)

As of June 28, 2022, the Company had approximately $65.9 million of federal net operating loss (“NOL”) carryforwards and $17.2 million of state net operating loss carryforwards. The Company’s federal NOL carryforwards incurred during fiscal year ended June 26, 2018 will expire in fiscal year ending June 2038. The Federal NOL’s incurred for years beginning after June 26, 2018 in the amount of approximately $65.9 million do not have an expiration date. State NOLs have separate expiration periods.

The Company has recorded a valuation allowance against its deferred tax assets in the amount of $17.2 million and $12.1 million for the years ended June 28, 2022 and June 29, 2021, respectively. The valuation allowance is necessary to reduce the recorded deferred tax assets, consisting primarily of net operating loss carryforwards described above.

ASC 740 requires a valuation allowance to reduce the deferred tax assets reported if based on the weight of available evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. For the year ended June 28, 2022, the Company was in a three-year cumulative book loss which is significant negative evidence that some or all of the deferred tax assets will not be realized. The Company has considered the reversal of deferred tax liabilities, carryback potential and appropriate tax planning strategies in determining the required valuation allowance for each jurisdiction.

Note 14: Subsequent Events

Management has evaluated subsequent events through September 7, 2022. which is the date the accompanying consolidated financial statements were available to be issued. See Note 2 for description of the Acquisition of ALUSH and related items.